EXHIBIT 99

Tri City Bankshares Corporation (TRCY) today announced that the Corporation posted net income of $2,621,218 for the fourth quarter of 2008, an increase of $107,410 (4.3%) compared to the fourth quarter of 2007. Net interest income decreased $237,550 to $7.8 million primarily due to a $715,000 provision for loan losses in the fourth quarter of 2008, an increase of $480,000 compared to the fourth quarter of 2007. Earnings per share (EPS) increased $0.01 to $0.30 for the three months ending December 31, 2008 compared to 2007.

The Board of Directors voted to increase the dividend to $0.27 per share, payable January 29, 2009.

The Corporation posted net income of $11,024,374 for the twelve months ended December 31, 2008, an increase of $1.0 million (10.5%) compared to 2007. Earnings per share increased $0.11 to $1.24 for the twelve month period compared to the same period in 2007. The increase was partially attributable to non-recurring income due to a death benefit on bank owned life insurance and redemption of Visa stock in the first quarter of 2007. In a challenging year for financial institutions we are pleased to report EPS excluding these extra-ordinary events increased $0.03 for the twelve months ended December 31, 2008 compared to the same period in 2007.